Exhibit 99.2

American Eagle Outfitters, Inc.

First Quarter 2019 Earnings

Conference Call Transcript June 5, 2019

Operator: Greetings, and welcome to the American Eagle Outfitters First Quarter 2019 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, AE Global Brand President; Jen Foyle, Aerie Global Brand President; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release which is posted on our corporate website, aeo-inc.com in the Investor Relations section. Here you can also find the first quarter investor presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. Thanks, Judy, and good morning, everyone. Thank you for joining us today. I am very pleased with our first quarter results. Sales and earnings increased to last year and exceeded our guidance. This was the 17th consecutive quarter of record revenue and positive comparable sales growth. I emphasize, 17 straight quarters.

Both American Eagle and Aerie have now delivered multiyear comp growth which is proof that our strategic growth priorities are delivering strong results. We are experiencing positive comps in all channels. Most importantly, our results are a positive report card from customers. Our success is a direct result of the initiatives to grow our brands, strengthen our customer connection, and deliver the very best merchandise collections. Those efforts are delivering returns.

Last year, we made ambitious investments in our field talent to ensure that customers get a great shopping experience. As a result, our store business delivered positive comps for the sixth consecutive quarter. We were early investors in technology and omni-channel capabilities, and now have a $1-billion plus digital business which is growing rapidly. This year we are continuing those investments with an upgraded platform.

We remain focused on our strategic growth pillars. To remind you, our priorities include grow the American Eagle brand, accelerate the expansion of Aerie, further elevate the customer experience and deliver strong financial returns while operating within a strong and unified corporate culture.

Before I turn it over to the team to provide more details on our growth strategies, I’d like to provide myperspective. Over the past several years, we’ve been operating in a highly disrupted industry where many brands and retailers have struggled or closed. During this time, we’ve been strengthening our business and winning market share. We made the right investments and focused our efforts on the things that matter, our merchandise, omni-channel capabilities, and customer experience.

As a result, we’ve enhanced our competitive advantage and transformed our business. American Eagle has solidified its leadership with a winning signature jeans collection and customer-first brand platform. With Aerie, we built one of the most relevant new brands and best growth concepts in the market today, which is fueled by the deep emotional connection our customers have with that brand.

We have accomplished a lot in the past several years and we are not slowing down. Today, we are better positioned than ever to capitalize on the disruption across the industry. In addition to our strong brands, we have the best talent, strong financials and free cash flow, and an operation infrastructure to support further growth. As I sit here today, I’m more confident than ever in our near-term and long-term opportunities. We are focused on profitable growth and driving shareholder returns. Thanks to the team for outstanding execution.

And now, I’ll turn the call to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. We continued to deliver growth in the American Eagle brand. We achieved record revenues which increased $32 million over last year. Our momentum is strong. AE brand comps were up 4% following a 4% increase last year and accelerating from a 3% increase in the fourth quarter. This marks our eighth consecutive quarter of comp sales gains, reflecting AE’s growing brand strength and our commitment to giving our customers the highest levels of innovation, quality, style, and value.

Sales metrics were also strong in AE stores, with increases in conversion rate and transactions. Investments in our stores and improved customer engagement are paying off. We continue to drive positive store comps with traffic outpacing the mall and sales outpacing traffic. Our robust online business was fueled by a significant increase in mobile, which is now over 50% of our digital business.

I want to take a minute to talk about jeans. American Eagle jeans continue to show incredible strength and consistency, with positive comps and record performance across genders. This was the 23rd straight quarter of record jeans sales. AE is the number one women’s jeans brand in America. We are the number two jeans brand overall. We are committed to expanding our leadership in women’s and increasing our share in our men’s business, where we are already number one in our core 15 to 25-year-old age group.

While we are proud of what we have achieved, we know we have so much more opportunity. There’s significant runway in our business as we raise the bar with new fits, fabrics and innovation that our customers love. We’re also focused on expanding our reach in getting new customers into American Eagle jeans.

This back-to-school, we will offer our broadest, most inclusive jeans collection ever. For women, we are launching a new curvy jean collection, an innovation that answers a previously unmet need and we are expanding our size range to include 00 to size 24 in every jean style in every store which will attract new customers to our brand.

In men’s, we are rolling out new fabric innovations, and new fits and also broadening the size range up to a 48-inch waist with more offerings in lengths across all sizes. Our size expansion will deliver on our brand promise of inclusivity and will drive share gains by making us more relevant to more customers than ever before.

Of course, we continue to focus on great outfitting with tops and accessories that perfectly complement our jeans, making American Eagle the shopping destination of choice this back-to-school season and beyond.

To drive the best product innovation, we are focused both on new fabrics and also continually seeking the best manufacturing techniques to maintain our dominance. This means delivering consistent quality and improving sustainability. Our factories have made significant investments in laser processing and updated techniques to reduce water usage and minimize environmental impact. We are increasing our use of more sustainable fabrics and more responsibly sourced raw material. In fact, every single one of our jeans is made in part with recycled polyester.

Based on the overwhelming response to our jeans recycling program, we have committed to offering this service year-round. We will be turning some of these jeans into apparel in future seasons. And because we sell directly to our customers, we offer all of this jean innovation at a better value than our wholesale competitors.

I’m extremely proud of how far we’ve come in the past several years. Within the context of a disrupted retail environment, American Eagle is stronger than ever with significant opportunity ahead. The AExME brand platform is helping us build a real relationship with our customers, positioning AE as the leading voice for this generation.

Our spring campaign pushed the brand platform further by showcasing the cast as they wanted to be seen, the first time a brand has given talent the power to compose their own styling and images. We have seen rising brand perception, an increase in brand relevance, positive customer retention rates, and increased spending.

We recently introduced the AExME Council consisting of nine real American Eagle customers serving as advisors across our brand. Our council members are leaders and change-makers in their generation. These amazing young women and men have inspired us to think differently about how we speak to our customers. They’ve helped us more effectively merchandise our assortments. They’ve influenced the causes we support, and social content we’ve created with them is positively shaping the perception and purchase considerations of AE both among existing and potential customers. We look forward to their ongoing influence and contributions.

I’m very pleased with the start of 2019, and I’m very optimistic about the balance of the year. To the team, thanks for the great work and the amazing talent and effort you bring every day.

Now I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning, everyone. I’m extremely pleased to report another record quarter for Aerie. Revenues rose 20% and we posted a 14% comparable sales increase in the first quarter. The 14% comp built on a 38% increase last year. That’s a two-year stack of 52%. This also marked our 18th consecutive quarter of double-digit sales growth. It’s really exciting to see the consistency of Aerie’s growth as we continue to capture meaningful market share.

We saw positive traffic and improved conversion rates in the stand-alone stores. The health of our business is based on successfully expanding our brand and growing Aerie’s customer base, which increased this quarter also. We saw the customer retention rates that were strong to last year. In fact, they were an 8% increase.

All areas of the business performed well. We posted record sales volume in a number of categories in the first quarter, including bras, undies, apparel and swim. Performance was led by continued newness, especially in apparel. We have invested in key categories as we look to fuel brand growth. Our customer loves Aerie’s emphasis on cozy, casual, comfortable and active.

Two additional strategic growth areas for Aerie have been swim and bralettes, which once again delivered in this quarter. Despite unseasonable weather, we saw positive sales in swim driven by an amazing in-store and fitting room experience, and several years ago, we led the industry with the launch of the bralette which put Aerie on the map as a true innovator and a product leader. This also continues to be an exciting area of growth.

In addition to creating collections that emotionally connect with our brand and the range of customers, brand- building efforts are a top priority for us. We continue to see very positive results on social media. We’ve had significant growth in followers, especially on Instagram where our LOVE THE SWIM YOU’RE IN campaign generated strong posts. Support from our inspirational Aerie real role models, influencers and Aerie followers are continuing to expand our reach.

Customer engagement in the quarter was also driven by grassroot efforts. This spring, our Camp Aerie pop-up store brought the brand to new customers across eight college campuses. And to fuel the AerieREAL community, this spring, we introduced a new content platform, AerieREAL Life. It’s a great place for customers and brand loyalists to share thoughts and ideas that the future of AerieREAL community and can strengthen the connection up to our customers.

In this first quarter, business was positive across all channels as well, with both digital and stores posting record sales. All store formats performed positively with double-digit comps in both stand-alone and side-by-side locations, and we are thrilled with the results in our new market store design. Over the past year, we remodeled 15 stores into the new design and we are seeing comps nicely exceed the chain average. Our new store performance has also been stronger than ever, and we are excited to open a total of 60 to 75 locations this year.

As we look forward, we are committed to driving double digit growth for Aerie as we move into new markets, expand existing markets, and rapidly grow our customer base. Thanks to the amazing Aerie team again for all your great work, and I look forward to another outstanding year.

And now, I hand the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning, everyone. We’re pleased with our first quarter results, particularly the top-line performance which exceeded our expectations. American Eagle comps were up 4% in the first quarter and Aerie comps increased 14%. We saw positive comps across all channels for both brands.

As many other retailers have indicated, the quarter started slow with a cold start to spring. This led to increased promotional activity, putting a bit of pressure on our gross margin. However, gross profit dollars improved, we gained market share, exceeded our guidance, and reported earnings growth over a strong period last year.

My comments will focus on the adjusted first quarter results, which excludes certain items as detailed in the press release and tables in the investor presentation. Total revenue increased $63 million for the first quarter, rising 8% to a record $886 million. Comparable sales increased 6%, building on 9% growth last year. Despite the slow start, we saw a pick-up in sales as we entered the spring break and Easter holiday. Importantly, both our core brands continue to capture market share. I’m pleased to note that brick-and-mortar stores for both brands posted positive comp sales during the period, marking the sixth consecutive quarter of growth.

On a consolidated basis, stores increased in the low-single digits, with positive comps across all geographic regions in the U.S. Digital sales rose in the low-double digits, reaching 30% of total revenue, up 100 basis points from 29% last year. We saw the biggest increases coming from our app and mobile channels, which, combined, now represent more than half of our digital business.

Gross profit increased $21 million or 7% to $325 million from $304 million last year. The gross margin rate contracted 30 basis points to 36.7% of revenue. This reduction in rate reflects a higher markdown rate and increases in digital delivery expense and compensation costs, which were partially offset by rent leverage and lower product costs.

Selling, general and administrative expense of $231 million increased 50 basis points as a percentage of revenues to 26%. Store compensation was the largest contributor to the increase. This was mainly due to the continued impact of our investments in customer-facing store payroll and wages, which began in mid-2018.

We invested in incremental marketing this quarter to support Aerie’s sponsorship of Captain Marvel to support greater brand awareness. Increased professional fees also contributed to the $20 million increase from $210 million last year.

Depreciation and amortization increased $3 million to $45 million, yet was flat as a rate to revenue at 5.1% compared to last year. Adjusted operating income declined 6% to $49 million from $52 million last year. Our operating margin declined 80 basis points to 5.6% as a rate of revenue.

The effective tax rate of 22% compared to 22.1% last year. Adjusted EPS of $0.24 increased 4% from $0.23 last year and came in ahead of our guidance. Adjusted earnings in the first quarter excluded restructuring charges of $1.5 million or approximately $0.01 per share.

Now regarding inventory, which can be found on page 9 of the investor presentation, we ended the quarter with inventory at cost of $456 million, up 13% from last year, with units up 10% versus the year ago period. This increase reflects strong demand and expanded collections for American Eagle jeans and new store growth for Aerie. In addition, we ended the quarter with 12 clearance stores, up from five last year, which also contributed to the increase in ending inventory.

Capital expenditures totaled $37 million in the first quarter and we continue to expect CapEx to be in the range of $200 million to $215 million for the year. The planned increase in capital spending is primarily driven by increased Aerie store openings.

During the quarter, we also completed $20 million in share repurchases and paid $24 million in dividends to shareholders. As a result of our strong free cash flow generation, we ended the quarter with total cash and investments of $350 million, up $40 million or 13% to last year.

Looking at our real estate portfolio, our 2019 priorities are to accelerate the growth of Aerie with approximately 60 to 75 store openings, to reposition and remodel AE stores, and continue expanding our global footprint. Additional store information can be found on pages 12 through 16 in the investor presentation.

Regarding tariffs, those announced to-date are immaterial. However, if tariffs are expanded to apparel, there would be an adverse effect on our financial results. With that said, we are actively collaborating with our sourcing partners and believe we can significantly mitigate any potential impact from additional tariffs. We are also working to further diversify our production capabilities across geographies.

Now looking ahead, we expect second quarter earnings per share in the range of $0.30 to $0.32 which assumes comparable sales growth in the positive low-single digits. Our second quarter guidance compares to EPS of $0.34 last year and excludes potential impairment and restructuring charges.

In summary, we are very pleased with our performance to start the year and are confident in our outlook for the remainder of the year. We are in a market-leading position, continue to capture market share, and are taking advantage of a disrupted marketplace. As the team discussed, we are focused on our strategic initiatives which will continue to generate financial returns to our shareholders.

Thanks. And now, we’d like to take your questions.

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Kate Fitzsimons with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: Yes. Hi. Good morning, guys. Congratulations on the strong top-line. Bob, I was hoping you could help us think a little bit more about the second quarter guidance. Just what are you expecting in terms of margin complexion between gross margin and SG&A? And particularly on the gross margin side, if you could just help us think about the inputs between markdowns, delivery, rent, etcetera, that would be helpful. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Thank you, Kate. Appreciate the questions. So you can really expect gross margin, particularly on the merch margin line, to experience very similar pressure to what we experienced in Q1. We actually leveraged BOW expenses in the quarter based on the fact that we delivered a mid-single digit comp. With the low- single digit comp guidance, we’re actually expecting to deleverage BOW expenses. So you’ll see a little more pressure on the gross margin overall than what we saw in Q1.

Related to SG&A expense guidance for the quarter, we’ve been pretty consistent reiterating the fact that we’re going to continue to invest in things like store payroll and advertising. That investment, incremental investment started at the end of Q2 last year. So we continued to incrementally invest in Q1. Our SG&A expense was up $21 million or 10%. That is sequentially going to start to decrease and you should expect SG&A expense increase to be less than what we saw in Q1 and that the percentage increase would be roughly half of what we saw in the first quarter.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: But it sounds like we should still expect SG&A deleverage in 2Q? Is that fair?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: You should expect SG&A deleverage in Q2 but at a much lower deleveraging rate than we saw in Q1.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: Okay. Thanks for the clarification

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Paul Lejuez with Citi. Please proceed with your question.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Hey. Thanks, guys. Wondering if you could talk about the performance of your new Aerie stores relative to expectations for both the stand-alone and side-by-side. And I’m also curious if you could speak to the performance of your AE stores that are side-by-side to an Aerie, also those that are in the mall where there’s an Aerie stand-alone, if you could talk about the AE stores versus the rest of the chain that are in malls without any Aerie. Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: I mean, the comps that I just mentioned are basically across all of the various formats. So I’m really pleased with the 14% comp. Just to reiterate, in this environment today, what we’re seeing out there, a highly promotional environment and all of our formats held strong. So that said, what we’re most pleased with is what we’re seeing in some of our traditional malls, our older stores that we renovated. There were about 15 this quarter. They are seeing well above average, above the average comp. So we’re focusing on not only opening up new stores, but refurbishing our old and we’re constantly looking at our assortments in these various formats to optimize our product offerings and we see still opportunity there. We can focus in some of our smaller stores and give them even more depth in their key items to even grow their businesses at the same rate, but they are like I said – but just as we look ahead, we think we can even do more in some of these smaller formats and we’re really excited about what we delivered in Q1.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And I think for AE, it does help our women’s business when we have Aerie in the same mall, whether it’s a side-by-side or a stand-alone. I think any time you have a strong brand that brings traffic to the mall, it’s good for us. So we like a healthy retail environment bringing in traffic and Aerie brings in traffic to the mall, so that’s great.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Thanks, guys. Good luck.

Operator: Thank you. Our next question comes from the line of Adrienne Yih with Wolfe Research. Please proceed with your question.

Adrienne Yih-Wolfe Research LLC Analyst: Good morning. Congratulations to everybody. What a great result. It was really tough quarter.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Hey, Adrienne.

Adrienne Yih-Wolfe Research LLC Analyst: You’re welcome. Chad, my first question for you, can you discuss the promotional backdrop? It seems like when you have a little – give a little bit of merch margin, you get it back in spades in market share. So is there any indication that that AUR is reaching a low point?

For Jen, I mean another stunning result. So can you talk about continue to donate market share, how much faster would you be willing to accelerate your store expansion? And then Bob, really quickly, tariffs or exposure in source to China and Mexico? Thank you so much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, so for AE, I think it has been a very promotional environment and I think that we continue to drive especially sort of 11 months of the year in the first three quarters continue to outperform the sector being as full price as we can and really relying on the strength of the jeans business and the strength of the brand to drive traffic and then the store investments to drive conversion.

We expect our plans going forward are to be – not to be – to not be any more promotional than we’ve been last year. I think that we find that when we get more promotional that it’s actually harder to drive some of the sales expansion. So our goal is to continue to lean in on our store experience, our brand, and our product strength and win that way.

Adrienne Yih-Wolfe Research LLC Analyst: Great.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Adrienne, just to clarify on your question, are you asking what contributes to our increased market share? If that was the question, really it’s all of our categories and the continued focus on customer acquisition and retention. And as we expand into new markets, my team has an incredible strategy. The marketing team is really blowing it out on when we enter a new market, how do with engage a new customer and get her into our brand. So that’s really a major focus of what we are up to today.

And then we’re opening up stores as fast as we can. We’re talking about 70 this year. I think if I did any more, my team might keel over, Adrienne. They’re working as hard as we can to get into new markets as fast as we can, markets that we need to expand in currently, and then we’re really getting into Texas and California this year, which we’re really excited about.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: One thing that actually drives the pace at which we open Aerie stores also is just the supply of desirable locations. We’re really looking for 40-, 50-yard line locations in a mall, not looking to sacrifice getting into a location in a less than optimal positioning in the mall. So we’re being patient and prudent in that growth. Related to -

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: But I also add, Bob, is developers wanted our concept.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: That’s right.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: We’re like the retailer of choice.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: That’s exactly right. So they’re actually opening up space for us.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: That’s right.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: In that regard, Jay, thank you. Related to tariffs, China, Mexico, Mexico’s a non-event for us essentially. The biggest issue I have with Mexico tariffs is that I think the price of avocados is going up and that’s one of my favorite fruits.

Related to China, we’ve got very strong relationships with our manufacturers. We are the customer of choice just based on the amount of business that we do with them and the relationships that we have. We’ve been working through the China tariff possibility for quite a while with them, and we feel very confident that we will be able to significantly or substantially mitigate any potential impacts of China tariffs, should they go through in addition of the fact that we are constantly looking to diversify the geographies that we do produce our inventory and we will continue that exercise. So everybody’s waiting with baited breath to see what happens with this China trade war, but I think we are in a great position to mitigate it significantly, should it occur.

Operator: Thank you. Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: Hi. Thanks for taking our questions. Given such a strong first quarter performance across brands, can you walk us through your thought process behind second quarter comp guidance that does imply a meaningful deceleration and how quarter to date trends have factored into your planning and how they’re running today?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Our second quarter comp guidance takes into consideration not only current business, but anticipated business and we feel as though May got off to a slightly slow start. It was somewhat unseasonably cool continuation from Q1. But we feel very confident in our ability to drive the remainder of the business through the rest of the quarter and we feel very confident with the comp guidance that we gave.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Bob, to add to that question, that despite all that, we still comped on a positive comp and we didn’t have the best conditions out there. If we had better weather, better feeling out there with the consumer, everything would explode. And that even despite what’s going on out there, we’re still comping.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: We’re not only comping, Jay, but our two-year stack is very strong and is not a big deceleration at all based on low-single digit guidance in the quarter. So strong two-year stack performance and we’re in a position of strength as a business and a brand. We will continue to kind of finish with our incremental investments within Q2 and we will see – you will see that within the second half of the year that we will be leveraging gross margin and SG&A expense as we’ve communicated for a while now.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yeah. Also, to point out, when we look at our business, we build for the future. We’re not building – we know we perform quarter-to-quarter. But if we want to invest in something like marketing because we believe it’s going to give us future, we’re going to invest to the future. We’re not looking short-sighted. We’re looking what’s best for the brand and how to drive business for the future.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Sticking with our growth pillars and our strategies, we’re operating from a position of strength. And Jay, I love this disruption. I’ll take it all day long because we continue to grab more and more market share every day. Every day you’re hearing something about a different retailer struggling, going bankrupts, having huge restructuring charges, store closings. We’re not in that position at all, Jay. We’re sitting on $350 million of cash.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And no debt.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: $400 million ABL that’s undrawn.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And even better than that, Bob, and Chad and Jen here, the product we make today is the best product that we’ve ever made. And we’re very proud of that. When it comes back-to-school for our denim program, we will have the most outstanding denim out there. We’ll have the best of laser finished denim. The best sustainability that we’re very excited about it. The stuff we’re going to be offering the next few months is the greatest stuff I’ve ever seen in this company.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Agreed. We’re excited, Jay.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Well, should we take the next question?

Operator: Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Hi, everyone, and congratulations on a great quarter.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Hi, Janet.

Janet J. Kloppenburg – JJK Research Analyst: A question for Jay first is if you could talk to us about your capital allocation priorities and perhaps talk about any M&A opportunities you see. And for Bob, if you could just confirm the outlook for SG&A leverage in fiscal 2019, which I think was included in your original fiscal 2019 guidance at the end of fourth quarter. Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Janet, I think Bob emphasized that our company has no debt. We’re in a very good cash situation. We’re producing a lot of free cash flow. If the right opportunities are out there, we will take a look at those right opportunities. We can’t express what they are because until something’s done, but we believe, like Bob said, this is a disruptive time. It was normal time – time with what’s going on out there would be disruptive, but every day there’s something new going on out there, and with the political environment out there, it is definitely keeping us on our toes.

And we believe that there’s going to be opportunities for – down the road, and we’ll be in a position to take advantage of it. At the same time, we are making investments in our brands, in our marketing, because we see with American Eagle and with Aerie too that it’s not just the opportunity in the United States, it’s a world market out there too and we’re expanding our brand more and more places.

It’s amazing how the brand is received in many different parts of the world and we see big opportunity there too and we see a lot of growth and we see a lot of businesses like to add-on, whether it be in the beauty business area, whether it be in accessories. We do have that opportunity within our company to do that. So we’re very excited.

We have a great new structure built. We can handle all types of merchandise, and like Bob said, it is disruptive out there but when you have disruption you have real opportunity. One thing we’re very proud of that I said earlier that we have a great team and it’s an experienced team. It’s a team that’s worked well together. It’s not a new team. It’s a team that we’ve been working well together for the last several years together. We all have confidence in each other. We all watch each other’s back, and we’re one buying set which is very important.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And just to reiterate on that, Jay, the strength of our balance sheet gives us a lot of opportunity and is really part of what is widening our competitive moat. Janet, to your point on SG&A leverage for fiscal year, we are expecting to leverage SG&A for the full year. It’s kind of the tale of two halves, as I pointed out. First half continuing our strategic investments in payroll and advertising. We will be lapping that in the second half and we’ll be driving SG&A leverage in the second half. So for the full year, you can expect slight SG&A leverage for the full year.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Carlin Lynch – B. Riley FBR, Inc. Analyst: Hi, guys. This is Carlin Lynch on for Susan Anderson. Thanks for taking my question. Congrats on a good quarter. Just wanted to get a bit of an update on international in particular with some of the China restructuring. And then also in Europe, I know last quarter you had said that you weren’t operating there yet. If we could just get any timeline about when you kind of expect that to start to make an impact that would be great. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Sure. So actually in the first quarter, we completed the exit or closure of our remaining stores in the China market. We only had four stores scattered across the market and we completed that at the end of the quarter. We’re currently in the process of looking for new franchisees, licensing partners or joint venture partners in the region. We’re well along our way on that but have not come to a final decision at this point. The China market, Asia in particular in the aggregate still represents a huge opportunity for us and something that’s a high priority for the organization.

As it relates to Europe, as we’ve previously stated, we have new licensing partners in that region and actually we have two stores slated to open on the latter part of the fiscal year in Europe. So we’re excited about that and starting to re-enter that market which we exited a couple years ago.

Carlin Lynch – B. Riley FBR, Inc. Analyst: Thanks.

Operator: Thank you. Our next question comes from the line of Laura Champine with Loop Capital Markets. Please proceed with your question.

Laura Champine – Loop Capital Markets LLC Analyst: Thanks for taking the question. I understand that the environment was tough in Q1 and your comp was great, but with merchandise margin down, with that as a backdrop, how do you get confidence that the gross margin will inflect as you move through the year? I presume that includes an expectation for a reversal in merch margin.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: It does. And thank you for the question, Laura. Really, the margin pressure that we saw in Q1 that continues into Q2 based on the guidance that we’ve given is really a result of the unseasonably cool weather and the fact that our seasonal product hadn’t sold through quite as much as we had hoped in the beginning of the season. We are very committed.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Bob, we should point out that where the weather’s been normal we’re selling very well.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: No, you’re right, Jay. So when the weather’s ticked up, become more normal, a little warmer than it’s been, we’ve seen huge comp pick-ups. It’s really about shorts in the category, right? And we’re backing off a little bit in Q1 and we’re committed to make sure we exit Q2 with clean inventory or an inventory currency that’s got us positioned to have a strong back-to-school holiday season. So that’s really where you’re seeing some of the gross margin pressure in Q1 and Q2.

That will stop in the second half of the year when we enter the new back-to-school and holiday season. And we are so dominant in bottoms, long-legged bottoms, whether it’s jeans or other bottoms, that’s where we’re really getting the confidence that we’ll be able to deliver gross margin rate improvement in the second half. It falls right in with the seasonal cadence and it’s really our sweet spot and where we’re continuing to drive significant market share gains.

Laura Champine – Loop Capital Markets LLC Analyst: Thank you.

Operator: Thank you. Our next question comes from the line of Marni Shapiro with The Retail Tracker. Please proceed with your question.

Marni Shapiro – The Retail Tracker LLC. Analyst: Hey, guys. Congratulations on a great quarter. The stores looked really fantastic. Chad, if you wouldn’t mind, can you give us an update on Style Drop and on your collaboration or partnership investment I guess with Dormify?

And then, Jay, if you could just follow up on that and sort of dove tailing on what Janet said, these have been – rentals and then the investment in Dormify are two things that feel very right for your consumer. How are you thinking about American Eagle sort of a platform for investments to reach other angles for your consumer?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. So Style Drop we launched it this spring season in partnership with Castle, which is a clothing rental, and it’s been really exciting so far to see the customer interest. It is just a test and we’re not disclosing the metrics at this point, but I can say that the customer interest has far exceeded our expectations. But it’s sort of two steps, right? You’ve got to get the customer interested and get them actually paying. And part of that, we’re close on track with that.

But there’s been a lot of excitement around that and I think it’s great to participate in a new sort of type of interacting selling and engaging with the customers. Dormify...

Marni Shapiro – The Retail Tracker LLC. Analyst: Is it a new customer or the same, or a similar customer?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: We’re seeing both. We’re seeing a mix of existing customers and bringing customers in. So that will be part of what we analyze as we look at the test because we want this to be either way of getting expanded – increased market share from existing customers or bring new customers into the brand and into jeans. So we need to look at how all that plays together as we read the test throughout the year.

The Dormify investment is great. The team, the women who run that brand are really passionate and talented. And we’re excited to continue to also partner with them to supply a significant portion of our dorm and apartment that we sell on our website. I think there is definitely an opportunity for that to expand share of wallet and expand our relationship with our customer into new categories. So that’s been great. And making the investment and being able to both support them but also be inspired by what they’re doing has been really great.

Marni Shapiro – The Retail Tracker LLC. Analyst: Great.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And the question that you asked, basically comes down to by having an active omni-channel, which we do, by having the ability to sell through our stores or to sell like online, it gives us greater flexibility of looking at different opportunities such as Dormify, because we have the ability that when it comes back to school to offer our customers going back to school a whole package, not just for the wear but also fixing up their dorm rooms too.

Marni Shapiro – The Retail Tracker LLC. Analyst: Great. Thank you, guys. Best of luck for summer.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Good morning, and nice to see the results. As you think about the back-to-school season, what would be the biggest differences this year as compared to last year?

And then following up on the question with collaborations, I mean I was there when Urban Necessities got launched in the American Eagle in Soho and it’s a total buzz and brings in a new customer in addition to the existing customers. Are more of those planned, and what did you see from that and learnings either in categories or collaborations? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, I think the biggest difference for this back-to-school will be, as Jay said, we’ve got the best assortment that we’ve ever had. I think we have really strong marketing heading into back-to-school. And I mentioned we’re delivering new jean fits, new innovative fabrics. Jeans are the core of our back-to-school business and we expect to see healthy gains in the jeans business for back-to-school. I think, I feel – I was just actually reviewing the August set yesterday in Pittsburgh, and I agree with Jay, it looks the best it ever has. So we’re excited about back-to-school.

Urban Necessities, similar to the Style Drop, it’s been a great way for us to engage with new customers and to bring new traffic and excitement into the brand. We’re seeing a nice pick-up in the men’s business in total in the Soho store. And we are working on looking at what opportunities we might have with Urban Necessities going forward and how we can leverage that brand for American Eagle and how American Eagle can support Urban Necessities. But it’s really early days in terms of what that plan will be. We’re working on that.

Dana Telsey – Telsey Advisory Group LLC Analyst: And just lastly, Bob, as you think about expenses to the back half of the year, is there any difference in terms of cadence for Q3 and Q4 and what buckets they’ll be adjusted in Q3 from Q4? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, looking at the back half of the year for expenses, Dana, I don’t really expect much of a difference between Q3 and Q4 with the exception of, as I said, we’ll be lapping the incremental investments we made last year. You won’t be seeing the dollar increase to the same magnitude and we as I said will be leveraging SG&A expense in each of those two quarters.

Operator: Thank you. Our next question comes from the line of Rebecca Duval with BlueFin Research Partners. Please proceed with your question.

Rebecca Duval – Bluefin Research Partners, Inc. Analyst: Good morning. Let me add my congratulations, and thanks for taking my question. Chad, I don’t know if I missed this or not, but can you tell us about performance between men’s versus women’s? And also the underperforming or I guess more inconsistent categories over the last year have really been like tops and accessories and where you are with those categories today and if you’re seeing some more consistency of trends there. Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. I think as we mentioned, the quarter was – we believe there’s a lot of weather impact in the quarter and the men’s customer I think is more impacted by weather than the female customer. Men tend to realize they need clothes when the weather changes.

So we did have a little bit of – we had a slowdown in the men’s business in the quarter. The bottoms business continues to be strong especially fueled by positive comps in the long bottoms business. But in total, we did lose a little ground in the men’s business.

The women’s business in total continues to be strong. The bottoms business, another record quarter; tops, strong throughout the quarter; and our accessories business we have been seeing a really nice recovery in the accessories business for the last few quarters. That’s continuing now.

So I think we continue – the men’s business is a big focus for me. We continue to work to make sure we’re getting our share and driving positive comps across the whole men’s business. The bottoms business remains strong in men. And we have more work to do in tops.

But we’re going to start seeing some of those changes on the back half – for August through the back half. So hopefully we’ll start to see more of a turnaround there. But I do think weather is a big impact on the gender performance in the first quarter.

Rebecca Duval – Bluefin Research Partners, Inc. Analyst: Great. That’s super helpful. Best of luck.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Thanks, Rebecca. Melissa, we have time for one more question.

Operator: Thank you. Our final question today comes from the line of Simeon Siegel with Nomura Instinet. Please proceed with your question.

Daniel Stroller – Nomura Analyst: Yeah, this is Dan on for Simeon. Thanks for taking our question. We’re just wondering if you could share any updates on the clearance store strategy and how we should think about more conversions going forward, given the growth. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, thank you. The clearance store strategy has been a real success for us. So we started it out testing five locations. We had such a good result that we’ve expanded it to 12 and we’re looking to add another two to three locations split between the U.S. and Canada markets.

What we found with the test and as we’re operating a greater number of stores is on liquidating clearance products, we’re able to realize an AUR that’s roughly at least $5 greater than our prior liquidation strategies. So it’s been very successful for us. It a little bit of a headwind as it relates to year-over-year comparisons on inventory levels, for instance.

But we’re realizing a greater profit on the liquidation of it and we’re pretty happy with it. So much so that we’re looking to expand it maybe by a couple more stores. We’ll cap out the opportunity at no greater than roughly 15 locations in the aggregate. So it’s been a big success for us.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay, everybody. Thanks. That concludes our call today. Thanks for your participation, and have a great day. Thank you. Bye-bye.

Operator: Thank you. You may now disconnect your lines. Our conference has ended. Thank you.